UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2016

NORTHERN POWER SYSTEMS CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-55184	Pending
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

29 Pitman Road

Barre, Vermont 05641

(Address of principal executive offices)

(802) 461-2955

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2016, Northern Power Systems Corp. (“NPS”), a designer and manufacturer of permanent magnet direct drive wind turbines and grid-friendly power technology components, with headquarters in Barre, Vermont, USA, entered into that certain Asset Purchase Agreement (the “Agreement”) with WEG Electric Corp. and WEG Equipamentos Elétricos S.A. (collectively, “WEG”) to sell its utility-scale wind turbines business to WEG. The purchase price for the assets consists of $5.3 million and certain royalties payable by WEG to NPS.

Under the Agreement, the utility scale direct drive technology developed and deployed by both NPS and WEG will be solely owned by WEG and its affiliates. All assets, including the related patent portfolio for utility wind greater than 1.5MW and the engineering team largely responsible for developing this technology, become part of WEG. The engineering team will remain based in Vermont.

The companies plan an on-going collaboration providing wind solutions around the world, WEG focusing on utility scale wind and NPS on distributed energy solutions, including distributed wind. WEG will continue to compensate NPS under the existing arrangement paying royalties for sales in South America resulting in future payments of up to an approximately $10 million. Additionally, WEG will pay NPS up to a further $17.5 million in royalty payments over the next decade for turbines shipped anywhere outside of South America.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to a copy of the Agreement, which will be filed as an exhibit to NPS’s Annual Report on Form 10-K for the year ending December 31, 2016, and is incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 8.01.	Other Events.

On October 26, 2016, NPS issued a press release announcing the sale of its utility-scale wind turbines business to WEG, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) List of Exhibits.

Exhibit Number	Description

99.1	Press release dated October 26, 2016, issued by Northern Power Systems Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN POWER SYSTEMS CORP.

Date: October 26, 2016	By:	/s/ Ciel R. Caldwell
		Name:	Ciel R. Caldwell
		Title:	President and Chief Operating Officer

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